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                                                                    EXHIBIT 99.1


                  FABIANO APPOINTED AS CHAIRMAN OF IBT BANCORP

Dennis P. Angner, President and CEO of IBT Bancorp, has announced the election of James C. Fabiano as Chairman for IBT Bancorp.

Mr. Fabiano has been a member of the Board of Directors of Isabella Bank and Trust since 1979 and has been a member of IBT Bancorp since its inception. He is chairman and CEO of Fabiano Brothers, Inc., and is currently chairman of Central Michigan University Board of Trustees. Mr. Fabiano is also co-founder of the M-20 Alliance, the citizen organization most responsible for the widening of the M-20 Mt. Pleasant -- Midland corridor.

He has demonstrated his leadership abilities acting as president or chairman for several organizations including Mt. Pleasant Area Chamber of Commerce, Mt. Pleasant Industrial Development Corporation, Mt. Pleasant Jaycees, C.M.U. Century Club, C.M.U. Development Board, Isabella County United Way Drive and Sacred Heart Parish Administrative Commission. Mr. Fabiano received the distinguished award "Citizen of the Year" in 1997.

Mr. Fabiano is a life-long resident of Mt. Pleasant. He and his wife, Lee, have four children and eleven grandchildren.

IBT Bancorp manages over $1.0 billion in customer assets through its banking subsidiaries. The corporation includes Isabella Bank and Trust, Farmers State Bank, Isabella County Abstract Company, Mecosta County Abstract and Title Company, IBT Title -- Clare County, Benchmark Title Company of Greenville, IBT Loan Production and Financial Group Information Services.